The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these notes until the Pricing Supplement is delivered in final form. We are not selling these notes, nor are we soliciting offers to buy these notes, in any State where such offer or sale is not permitted.

Subject to Completion. Dated December 8, 2020
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-228614
The Bank of Nova Scotia
$      Capped Enhanced Participation Notes
Linked to the Russell 1000® Value Index Due [●]
The notes will not bear interest. The amount that you will be paid on your notes at maturity (expected to be the 2nd business day after the valuation date) is based on the performance of the Russell 1000® Value Index (the reference asset) as measured from the trade date to and including the valuation date (expected to be between 13 and 15 months after the trade date).
If the final level on the valuation date is greater than the initial level (set on the trade date), the return on your notes will be positive and will equal 125% times the percentage change, which is the percentage increase or decrease in the final level from the initial level, subject to the maximum payment amount (expected to be between $1,210.875 and $1,247.500 for each $1,000 principal amount of your notes). If the final level on the valuation date is equal to the initial level, you will receive the principal amount of your notes. If the final level on the valuation date is less than the initial level, the return on your notes will be negative and you may lose up to your entire principal amount. Specifically, you will lose 1% for every 1% negative percentage change below the initial level. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.
To determine your payment at maturity, we will first calculate the percentage change, which is the percentage increase or decrease in the final level from the initial level. At maturity, for each $1,000 principal amount of your notes:
●
if the final level is greater than the initial level (the percentage change is positive), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the percentage change times (c) 125%, subject to the maximum payment amount;

●	if the final level is equal to the initial level (the percentage change is zero), you will receive an amount in cash equal to $1,000; or
●
if the final level is less than the initial level (the percentage change is negative), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the percentage change.

Following the determination of the initial level, the amount you will be paid on your notes at maturity will not be affected by the closing level of the reference asset on any day other than the valuation date. In addition, no payments on your notes will be made prior to maturity.
Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-15 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus.
The initial estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $964.10 and $984.10 per $1,000 principal amount, which will be less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-15 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total[1]
Original Issue Price	100.00%	$
Underwriting commissions	Up to 1.09%	$
Proceeds to The Bank of Nova Scotia	At least 98.91%	$
[1] For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, accompanying prospectus supplement or accompanying product prospectus supplement. Any representation to the contrary is a criminal offense.
The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc.
Pricing Supplement dated December [  ], 2020

The Capped Enhanced Participation Notes Linked to the Russell 1000® Value Index Due [●] (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the reference asset and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.
The return on your notes will relate to the price return of the reference asset and will not include a total return or dividend component. The notes are derivative products based on the performance of the reference asset. The notes do not constitute a direct investment in any of the shares, units or other securities represented by the reference asset. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the notes from us for distribution to one or more registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-36 of the accompanying product prospectus supplement.
The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the notes. This range of estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks” beginning on page P-15.
The economic terms of the notes (including the maximum payment amount) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, any underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes will be greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor SCUSA’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.
The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including SCUSA’s customary bid and ask spreads) at which SCUSA would initially buy or sell notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) is equal to approximately SCUSA’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $   per $1,000 principal amount).
Prior to         , the price (not including SCUSA’s customary bid and ask spreads) at which SCUSA would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to SCUSA’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through approximately 3 months). On and after        , the price (not including SCUSA’s customary bid and ask spreads) at which SCUSA would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your notes” herein.
We urge you to read the “Additional Risks” beginning on page P-15 of this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, accompanying prospectus supplement, and accompanying product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	064159F92 / US064159F920
Type of Notes:	Capped Enhanced Participation Notes
Reference Asset:	The Russell 1000® Value Index (Bloomberg Ticker: RLV)
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:
$1,000 per note; $[●] in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of the final pricing supplement.

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	[●]
Original Issue Date:	[●] (to be determined on the trade date and expected to be the 5th business day after the trade date).
We expect that delivery of the notes will be made against payment therefor on or about the 5th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on or prior to the second business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:	[●] (to be determined on the trade date and expected to be approximately 13 to 15 months after the trade date).
The valuation date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes—Market Disruption Events” beginning on page PS-20 in the accompanying product prospectus supplement. Further, if the valuation date is not a trading day, the valuation date will be postponed in the same manner as if a market disruption event has occurred.

Maturity Date:
[●] (to be determined on the trade date and expected to be the 2nd business day after the valuation date), subject to adjustment due to a market disruption event, a non-trading day or a non-business day as described in more detail under “General Terms of the Notes—Maturity Date” on page PS-18 in the accompanying product prospectus supplement.

Principal at Risk:	You may lose all or a substantial portion of your initial investment at maturity if the final level is less than the initial level.
Purchase at amount other than principal amount:
The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Additionally, the maximum payment amount would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” in this pricing supplement.

Fees and Expenses:
As part of the distribution of the notes, SCUSA or one of our other affiliates will sell the notes to certain unaffiliated securities dealers at the original issue price per note specified on the cover hereof less a concession not in excess of 1.09% of the principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth below under “Supplemental Plan of Distribution (Conflicts of Interest)”. We or one of our affiliates will also pay a fee to SIMON Markets LLC, a broker-dealer affiliated with Goldman Sachs & Co. LLC (“GS&Co.”), who is acting as a dealer in connection with the distribution of the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks— Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by the Bank and SCUSA may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” in this pricing supplement.

Payment at Maturity:	The payment at maturity, for each $1,000 principal amount of notes, will be based on the performance of the reference asset and will be calculated as follows:

•           If the final level is greater than the initial level, then the payment at maturity will equal:
o           The lesser of (a) principal amount + (principal amount x percentage change x participation rate) and (b) maximum payment amount

•           If the final level is equal to the initial level, then the payment at maturity will equal the principal amount
•           If the final level is less than the initial level, then the payment at maturity will equal:
o           principal amount + (principal amount x percentage change)
In this case you will suffer a percentage loss on your initial investment equal to the negative percentage change. Accordingly, you could lose up to 100% of your initial investment.

Closing Level:
As used herein, the “closing level” of the reference asset on any date will be determined based upon the closing level published on the Bloomberg Professional® service (“Bloomberg”) page “RLV <Index>” or any successor page on Bloomberg or any successor service, as applicable, on such date. Currently, whereas the sponsor publishes the official closing level of the reference asset to six decimal places, Bloomberg reports the closing level to fewer decimal places. As a result, the closing level of the reference asset reported by Bloomberg may be lower or higher than the official closing level of the reference asset published by the sponsor.

Initial Level:	The closing level of the reference asset on the trade date.
Final Level:
The closing level of the reference asset on the valuation date. In certain special circumstances, the final level will be determined by the calculation agent, in its discretion. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-19 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-20 in the accompanying product prospectus supplement.

Percentage Change:	The percentage change, expressed as a percentage, with respect to the payment at maturity, is calculated as follows:
final level – initial level initial level
For the avoidance of doubt, the percentage change may be a negative value.
Participation Rate:	125.00%
Maximum Payment Amount:
Expected to be between $1,210.875 and $1,247.500 for each $1,000 principal amount of your notes, which equals the principal amount x 121.0875% - 124.7500% (the actual maximum payment amount to be determined on the trade date). The maximum payment amount sets a cap on appreciation of the reference asset of between 16.87% and 19.80%.

Form of Notes:	Book-entry

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:
The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.
Tax Redemption:
The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” in the accompanying product prospectus supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system.
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Trading Day:
A day on which the respective principal securities markets for all of the stocks comprising the reference asset (the “reference asset constituent stocks”) are scheduled to be open for trading, the sponsor of the reference asset (the “sponsor”) is scheduled to be open for business and the reference asset is expected to be calculated and published by the sponsor.

Business Day:	New York and Toronto
Terms Incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-15 in the accompanying product prospectus supplement, as modified by this pricing supplement.

Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act.
Investing in the notes involves significant risks. You may lose all or a substantial portion of your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the notes and you could lose your entire investment.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 26, 2018, as supplemented by the prospectus supplement dated November 19, 2020 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated November 19, 2020, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product prospectus supplement; third, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated November 19, 2020:
http://www.sec.gov/Archives/edgar/data/9631/000091412120004168/bn55448882-424b2.htm
Prospectus Supplement dated November 19, 2020:
http://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm

INVESTOR SUITABILITY

The notes may be suitable for you if:
•	You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your initial investment.
•	You can tolerate a loss of up to 100% of your initial investment.
•	You are willing to make an investment that has the same downside market risk as that of a hypothetical investment in the reference asset or in the reference asset constituent stocks.
•
You believe that the level of the reference asset will appreciate over the term of the notes and that the appreciation is unlikely to exceed the cap on appreciation within the maximum payment amount (the actual maximum payment amount will be determined on the trade date).

•	You are willing to hold the notes to maturity, a term of approximately 13 to 15 months, and accept that there may be little or no secondary market for the notes.
•
You understand and accept that your potential payment at maturity is limited to the maximum payment amount and you would be willing to invest in the notes if the maximum payment amount was set equal to the bottom of the range indicated on the cover hereof (the actual maximum payment amount will be set on the trade date).

•
You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the reference asset or in the price of the reference asset constituent stocks.

•	You do not seek current income from your investment and are willing to forgo dividends paid on the reference asset constituent stocks.
•
You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The notes may not be suitable for you if:
•	You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your initial investment.
•	You require an investment designed to guarantee a full return of principal at maturity.
•	You cannot tolerate a loss of all or a substantial portion of your initial investment.
•	You are not willing to make an investment that has the same downside market risk as that of a hypothetical investment in the reference asset or in the reference asset constituent stocks.
•
You believe that the level of the reference asset will decline during the term of the notes and the final level will likely be less than the initial level, or you believe the level of the reference asset will appreciate over the term of the notes and that the appreciation is likely to equal or exceed the cap on appreciation within the maximum payment amount (the actual maximum payment amount will be determined on the trade date).

•
You seek an investment that has unlimited return potential without a cap on appreciation or you would be unwilling to invest in the notes if the maximum payment amount was set equal to the bottom of the range indicated on the cover hereof (the actual maximum payment amount will be set on the trade date).

•
You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the reference asset or in the price of the reference asset constituent stocks.

•	You seek current income from your investment or prefer to receive dividends paid on the reference asset constituent stocks.
•	You are unable or unwilling to hold the notes to maturity, a term of approximately 13 to 15 months, or you seek an investment for which there will be a secondary market.

•	You are not willing to assume the credit risk of the Bank for all payments under the notes.
The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-6 of the accompanying product prospectus supplement and "Risk Factors" beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical reference asset levels on the valuation date could have on the payment at maturity assuming all other variables remain constant.
The examples below are based on a range of final levels that are entirely hypothetical; the level of the reference asset on any day throughout the term of the notes, including the final level on the valuation date, cannot be predicted. The reference asset has been highly volatile in the past, meaning that the level of the reference asset has changed considerably in relatively short periods, and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the reference asset and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by us) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal amount	$1,000
Participation rate	125.00%
Maximum payment amount	$1,210.875 for each $1,000 principal amount of your notes*
*The bottom of the maximum payment amount range of $1,210.875 - $1,247.500 for each $1,000 principal amount of your notes. The actual maximum payment amount will be determined on the trade date
Neither a market disruption event nor a non-trading day occurs on the originally scheduled valuation date

No change in or affecting any of the reference asset constituent stocks or the method by which the sponsor calculates the reference asset
Notes purchased on the original issue date at the principal amount and held to the maturity date
Moreover, we have not yet set the initial level that will serve as the baseline for determining the percentage change, or the maximum payment amount, each of which will affect the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial level may differ substantially from the level of the reference asset prior to the trade date.
For these reasons, the actual performance of the reference asset over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the reference asset shown elsewhere in this pricing supplement. For information about the historical levels of the reference asset, see “Information Regarding the Reference Asset—Historical Information" below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the reference asset between the date of this pricing supplement and the date of your purchase of the offered notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference asset constituent stocks.

The levels in the left column of the table below represent hypothetical final levels and are expressed as percentages of the initial level. The amounts in the right column represent the hypothetical payment at maturity, based on the corresponding hypothetical final level, and are expressed as percentages of the principal amount of a note (rounded to the nearest ten-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.0000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the offered notes on the maturity date would equal 100.0000% of the principal amount of a note, based on the corresponding hypothetical final level and the assumptions noted above.
Hypothetical Final Level (as Percentage of Initial Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	121.0875%
140.000%	121.0875%
130.000%	121.0875%
120.000%	121.0875%
116.870%	121.0875%
115.000%	118.7500%
110.000%	112.5000%
105.000%	106.2500%
102.000%	102.5000%
100.000%	100.0000%
95.000%	95.0000%
90.000%	90.0000%
85.000%	85.0000%
80.000%	80.0000%
70.000%	70.0000%
60.000%	60.0000%
50.000%	50.0000%
25.000%	25.0000%
0.000%	0.0000%
If, for example, the final level were determined to be 25.000% of the initial level, the payment at maturity that we would pay on your notes at maturity would be 25.0000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose 75.0000% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final level were determined to be 0.000% of the initial level, you would lose 100.0000% of your investment in the notes. In addition, if the final level were determined to be 150.000% of the initial level, the payment at maturity that we would pay on your notes would be capped at the maximum payment amount, or 121.0875% of each $1,000 principal amount of your notes, as shown in the table above. If you hold your notes to maturity, you will not benefit from any increase in the level of the reference asset to a final level that is greater than 116.870% of the initial level.

The following chart shows a graphical illustration of the hypothetical payment at maturity that we would pay on your notes on the maturity date, if the final level were any of the hypothetical levels shown on the horizontal axis. The hypothetical payments at maturity in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final levels are expressed as percentages of the initial level. The chart shows that any hypothetical final level of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final level of greater than or equal to 116.870% (the section right of the 116.870% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the calculation of the payment at maturity based on the key terms and assumptions above. The amounts below have been rounded for ease of analysis.

Example 1—	Calculation of the payment at maturity where the percentage change is positive.

	Percentage Change:	5.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x 125.00% x 5.00%) = $1,000.00 + $62.50 = $1,062.50

	On a $1,000.00 investment, a 5.00% percentage change results in a payment at maturity of $1,062.50.

Example 2—	Calculation of the payment at maturity where the percentage change is positive and the payment at maturity is subject to the maximum payment amount.

	Percentage Change:	50.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x 125.00% x 50.00%) = $1,000.00 + $625.00 = $1,625.00. However, the maximum payment amount is $1,210.875 and the payment at maturity would be $1,210.875.

	On a $1,000.00 investment, a 50.00% percentage change results in a payment at maturity of $1,210.875.

Example 3—	Calculation of the payment at maturity where the percentage change is zero.

	Percentage Change:	0.00%

	Payment at Maturity:	$1,000.00 (at maturity, if the percentage change is zero, then the payment at maturity will equal the principal amount).

	On a $1,000.00 investment, a 0.00% percentage change results in a payment at maturity of $1,000.00.

Example 4—	Calculation of the payment at maturity where the percentage change is negative.

	Percentage Change:	-50.00%

	Payment at Maturity:	$1,000.00 + ($1,000.00 x -50.00%) = $1,000.00 - $500.00 = $500.00

On a $1,000.00 investment, a -50.00% percentage change results in a payment at maturity of $500.00.

Accordingly, if the percentage change is negative, the Bank will pay you less than the full principal amount, resulting in a percentage loss on your investment that is equal to the negative percentage change. You may lose up to 100% of your principal amount.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

The payments at maturity shown above are entirely hypothetical; they are based on a hypothetical maximum payment amount, hypothetical levels of the reference asset that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on the notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” in this pricing supplement.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a non- interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.
We cannot predict the actual final level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the level of the reference asset and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial level and the actual maximum payment amount, each of which we will set on the trade date, and the actual final level to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 5 of the accompanying prospectus.
You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement.
Risks Relating to Return Characteristics
Risk of loss at maturity
You may lose up to your entire investment in the notes. Any payment on the notes at maturity depends on the percentage change of the reference asset. The Bank will only repay you the full principal amount of your notes if the percentage change is zero or positive. If the percentage change is negative, you will have a loss for each $1,000 principal amount of your notes equal to the product of the percentage change times $1,000. Accordingly, the notes have the same downside risk as that of a hypothetical investment in the reference asset or in the reference asset constituent stocks and you may lose up to your entire investment in the notes if the final level is less than the initial level.
Your potential payment at maturity is limited by the maximum payment amount
The payment at maturity will not exceed the maximum payment amount. Therefore, if the appreciation of the level of the reference asset exceeds the cap on appreciation in the maximum payment amount, the notes will provide less opportunity to participate in the appreciation of the reference asset than an investment in a security linked to the level of the reference asset providing full participation in the appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in a security directly linked to the positive performance of the reference asset.
The notes differ from conventional debt instruments
The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.
No interest
The notes will not bear interest and, accordingly, you will not receive any interest payments on the notes.
The participation rate applies only at maturity
You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the notes themselves, and the return you realize may be less than the percentage change multiplied by the participation rate even if such return is positive and less than the maximum payment amount. You may receive the full benefit of the participation rate only if you hold your notes to maturity.
The payment at maturity is not linked to the level of the reference asset at any time other than the valuation date (except in the case of tax redemptions)
The payment at maturity will be based on the final level. Therefore, for example, if the closing level of the reference asset declined substantially as of the valuation date compared to the trade date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing levels of the reference asset prior to the valuation date. Although the actual level of the reference asset at maturity or at other times during the term of the notes may be higher than the final level, you will not benefit from the closing levels of the reference asset at any time other than the valuation date (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product prospectus supplement).
Holding the notes is not the same as holding the reference asset constituent stocks
Holding the notes is not the same as holding the reference asset constituent stocks. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the reference asset constituent stocks would enjoy. Further, the return on your notes may not reflect the return you would realize if you actually owned the reference asset constituent stocks. For instance, you will not benefit from any positive percentage change in excess of the cap on appreciation set by the maximum payment amount.
If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected
The payment at maturity will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount. In addition, the impact of the maximum payment amount on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the maximum payment amount will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.
Risks Relating to Characteristics of the Reference Asset
The notes are subject to market risk
The return on the notes is directly linked to the performance of the reference asset and indirectly linked to the performance of the reference asset constituent stocks, and the extent to which the percentage change is positive or negative. The level of the reference asset can rise or fall sharply due to factors specific to the reference asset constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the issuers of the reference asset constituent stocks and, therefore, the reference asset.
There is no assurance that the investment view implicit in the notes will be successful
It is impossible to predict with certainty whether and the extent to which the level of the reference asset will rise or fall. There can be no assurance that the level of the reference asset will rise above the initial level. The final level may be influenced by complex and interrelated political, economic, financial and other factors that affect the level of the reference asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the reference asset constituent stocks in particular and the risk of losing some or all of your initial investment.
Furthermore, we cannot give you any assurance that the future performance of the reference asset or the reference asset constituent stocks will result in your receiving an amount greater than or equal to the principal amount of your notes. Certain periods of historical performance of the reference asset or the reference asset constituent stocks would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding The Reference Asset” in this pricing supplement for further information regarding the historical performance of the reference asset.
There is no assurance that the investment view implicit in the reference asset will be successful
As described under “Information Regarding the Reference Asset”, the reference asset selects constituent stocks that its sponsor deems to be value oriented. Stocks that are “value oriented” may have lower growth potential than other securities, which may cause the reference asset to underperform indices of securities selected by other criteria over the term of the notes. Even if selecting “value oriented” stocks proves to be a successful measure of selecting investments over the term of the securities, the methodology employed by the sponsor for the reference asset to select such stocks may underperform alternative methodologies to select such stocks. There is no assurance that the level of the reference asset will rise over the term of the notes and there is similarly no assurance that the reference asset will outperform other indicies that select its constituent stocks by alternative methodologies.
The reference asset reflects price return only and not total return
The return on your notes is based on the performance of the reference asset, which reflects the changes in the market prices of the reference asset constituent stocks. It is not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the reference asset constituent stocks. The return on your notes will not include such a total return feature or dividend component.
Investors should investigate the reference asset and the reference asset constituent stocks as if making a hypothetical direct investment in the reference asset constituent stocks
Investors should conduct their own diligence of the reference asset and reference asset constituent stocks as an investor would if it were making a hypothetical direct investment in the reference asset constituent stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the reference asset constituent stocks. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the reference asset or the reference asset constituent stocks could affect any payment at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the reference asset or the reference asset constituent stocks.
There is no assurance as to the performance of the reference asset or the reference asset constituent stocks; past performance of the reference asset or the reference asset constituent stocks should not be taken as an indication of the future performance of the reference asset or the reference asset constituent stocks
The notes are linked directly to the level of the reference asset and indirectly to the levels of the reference asset constituent stocks, which are speculative and involve a high degree of risk. None of the Bank, the calculation agent, SCUSA or any other affiliate of the Bank gives any assurance as to the performance of the reference asset or the reference asset constituent stocks. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the performance of the reference asset or the reference asset constituent stocks. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past performance of the reference asset and the reference asset constituent stocks should not be taken as a guarantee or assurance of the future performance of the reference asset or the reference asset constituent stocks, and it is impossible to predict whether the level of the reference asset or the reference asset constituent stocks will rise or fall during the term of the notes.
Changes affecting the reference asset could have an adverse effect on the value of the notes
The policies of the sponsor concerning additions, deletions and substitutions of the reference asset constituent stocks and the manner in which the sponsor takes account of certain changes affecting those reference asset constituent stocks may adversely affect the level of the reference asset. The policies of the sponsor with respect to the calculation of the reference asset could also adversely affect the level of the reference asset. The sponsor may discontinue or suspend calculation or dissemination of the reference asset. Any such actions could have a material adverse effect on the value of, and any amount payable on, the notes.
The Bank cannot control actions by the sponsor and the sponsor has no obligation to consider your interests
The Bank and its affiliates are not affiliated with the sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the reference asset. The sponsor is not involved in the notes offering in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of, and any amount payable on, your notes.
Risks Relating to Estimated Value and Liquidity

The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes
The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes will exceed the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party.
Neither the Bank’s nor SCUSA’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the notes and SCUSA’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.
The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including SCUSA’s) estimates
The Bank’s initial estimated value of the notes is determined by reference to its internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
If the levels of the reference asset or the reference asset constituent stocks change, the market value of your notes may not change in the same manner
Your notes may trade quite differently from the performance of the reference asset or the reference asset constituent stocks. Changes in the levels of the reference asset or the reference asset constituent stocks may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under "— Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased" herein.
The price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your notes
SCUSA’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which SCUSA would initially buy or sell your notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) exceeds SCUSA’s estimated value of your notes at the time of pricing. As agreed by SCUSA and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes" above) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes" above. Thereafter, if SCUSA buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-

rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.
SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.
As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See "— Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased" herein.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that SCUSA makes a market in the notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that SCUSA or any other party will be willing to purchase your notes at any price and, in this regard, SCUSA is not obligated to make a market in the notes. See "— Risks Relating to Estimated Value and Liquidity — The notes lack liquidity" herein.
The market value of the notes may be influenced by many unpredictable factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:
•	the level of the reference asset;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing level of the reference asset;
•	the dividend rates of the reference asset constituent stocks;
•
economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities  markets generally and which may affect the levels of the reference asset constituent stocks and the closing level of the reference asset;

•	interest rate and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes. You cannot predict the future performance of the reference asset based on its historical performance.
We may sell an additional aggregate principal amount of the notes at a different issue price
We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of the final pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference asset over the full term of the notes, (ii) volatility of the level of the reference asset and the market’s perception of future volatility of the level of the reference asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity and the maximum payment amount behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated level of the reference asset and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.
See “— Risks Relating to Estimated Value and Liquidity — The market value of the notes may be influenced by many unpredictable factors” herein.
The notes lack liquidity
The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the notes from you. If at any time SCUSA does not make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.
Risks Relating to Hedging Activities and Conflicts of Interest
Hedging activities by the Bank and SCUSA may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes
The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the reference asset. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference asset and/or one or more of the reference asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.
The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the level or price of the reference asset or the reference asset constituent stocks.  Any of these hedging activities may adversely affect the level of the reference asset—directly or indirectly by affecting the price of the reference asset constituent stocks—and therefore the market value of the notes and the amount you will receive, if any, on the notes. Furthermore, if the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to any compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, SCUSA or any of our other affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. None of the Bank, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and the Bank, SCUSA or any of our other affiliates may receive substantial returns with respect to these hedging activities while the value of, and any amount you will receive at maturity on, the notes may decline.
The Bank, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the issuers of the reference asset constituent stocks and the market activities by the Bank, SCUSA or our other affiliates for our own account or for our clients could negatively impact investors in the notes

We, SCUSA and our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the reference asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securitiesand in other markets that may not be consistent with your interests and may adversely affect the level of the reference asset and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the reference asset constituent stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the reference asset and the market for your notes, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.
You should expect that we, SCUSA and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within the Bank, SCUSA or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.
We, SCUSA and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, SCUSA and our other affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.
Other investors in the notes may not have the same interests as you
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA or our other affiliates regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the reference asset.
There is no affiliation between the issuers of any reference asset constituent stock or the sponsor and us or SCUSA
The Bank, SCUSA and our other affiliates may currently, or from time to time in the future, engage in business with the issuers of the reference asset constituent stocks or the sponsor. None of the Bank, SCUSA or any of our other affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the reference asset constituent stocks. You should make your own investigation into the reference asset and the issuers of the reference asset constituent stocks. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the reference asset.
There are potential conflicts of interest between you and the calculation agent
Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the level of the reference asset and the value of, and amount payable on, the notes.

The calculation agent can postpone the valuation date for the notes if a market disruption event with respect to the reference asset occurs
If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the valuation date, a market disruption event with respect to the reference asset has occurred or is continuing for the reference asset, the valuation date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the valuation date will not be postponed by more than seven trading days. Moreover, if the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the valuation date, and the calculation agent will determine the applicable final level that must be used to determine the payment at maturity. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-19 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-20 in the accompanying product prospectus supplement.
Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of The Bank of Nova Scotia
The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.
The COVID-19 virus may have an adverse impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this document regarding the reference asset are derived from publicly available information. The Bank has not conducted any independent review or due diligence of any publicly available information with respect to the reference asset. You should make your own investigation into the reference asset.
Included on the following pages is a brief description of the underlying. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying. The information below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the reference asset as an indication of future performance.
Russell 1000® Value Index
The Russell 1000® Value Index (the “index”) is sponsored by FTSE Russell and is a sub-index of the Russell 1000® Index. The index is designed to track the performance of the large- and mid-capitalization segment of the U.S. equity market and is predominantly comprised of value stocks, meaning stocks issued by companies thought to be undervalued by the market relative to comparable companies. The index was launched on December 31, 1978. Additional information about the index is available on the following website: ftse.com/analytics/factsheets/Home/Search#. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
As of November 30, 2020, the top ten constituents of the index were: Berkshire Hathaway Inc. Class B, JPMorgan Chase & Co., Johnson & Johnson, The Walt Disney Co., Verizon Communications Inc., Comcast Corp. Class A, Bank of America Corporation, Pfizer Inc., Walmart Inc. and AT&T Inc.. As of November 30, 2020, the 849 companies included in the index were divided into eleven Industry Classification Benchmark (ICB) industries. The top five ICB industries that constitute the Reference Asset are Financials, Industrials, Health Care, Consumer Discretionary and Technology. (Sector designations are determined by the index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.) As of the close of business on September 18, 2020, FTSE Russell transitioned from the Russell Global Sectors to the ICB.
The Russell 1000® Index includes approximately 1,000 of the largest securities that form the Russell 3000® Index. The Russell 3000® Index is comprised of the 3,000 largest U.S. companies, or 98% based on market capitalization, of the investable U.S. equity market. The Russell 1000® Index represents approximately 90% of the total market capitalization of the Russell 3000® Index.
Selection of Constituent Stocks of the Russell 1000® Value Index
The Russell 1000® Value Index is a sub-index of the Russell 1000® Index, which is a sub-index of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index and the Russell 1000® Index, and, consequently, the Russell 1000® Value Index, a company’s stocks must be listed on the rank day in May of a given year (the timetable is announced each spring) and FTSE Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings (“IPOs”) are added to Russell U.S. Indices quarterly, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, IPOs must meet additional eligibility criteria.
A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index and the Russell 1000® Index, and consequently, the Russell 1000® Value Index, if that company incorporates in the U.S., has its headquarters in the U.S. and also trades with the highest liquidity in the U.S.  If a company does not satisfy all of the above criteria, it can still be included in the U.S. equity market if any one of the following home country indicators is in the United States: (i) country of incorporation, (ii) country of headquarters and (iii) country in which the company trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges within the country), and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in the United States or if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is  in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands.  A U.S.-listed company is not eligible for inclusion within the U.S. equity market if it has been classified by FTSE Russell as a China N share on the rank date of the index reconstitution. A company will be considered a China N share if the following criteria are satisfied: (i) the company is incorporated outside of the People’s Republic of China, (ii) the company is listed on the NYSE, the Nasdaq or the NYSE American (formerly the NYSE MKT), (iii) over 55% of the revenue or assets of the company are derived from the People’s Republic of China, and (iv) the company is controlled by a mainland Chinese entity, company or individual (if the shareholder background cannot be determined with publicly available information, FTSE Russell will consider whether the establishment and origin of the company are in mainland China and whether the company is headquartered in mainland China). An existing China N Share which fails one or more of the following criteria will cease to be classified as a China N share: (i) the company is no longer incorporated outside the People’s Republic of China, (ii) the company is no longer listed on the NYSE, the Nasdaq exchange, or the NYSE American, (iii) the percentages of revenue and assets derived from the People’s Republic of China have both fallen below 45 percent, or (iv) the company is acquired/a controlling stake is held by a non-Mainland Chinese state entity, company or individual. Only asset and revenue data from the most recent annual report is considered when evaluating whether a company should be classified a China N share (i.e., there will be no two year averaging). ADRs and ADSs are not eligible for inclusion in the Russell 3000® Index or the Russell 1000® Index, or consequently, the Russell 1000® Value Index.
In addition, all securities eligible for inclusion in the Russell 3000® Index and the Russell 1000® Index, and consequently, the Russell 1000® Value Index, must trade on an eligible exchange (CBOE (formerly BATS), NYSE, NYSE American (formerly NYSE MKT), NYSE Arca and Nasdaq).
Exclusions from the Russell 1000® Value Index
FTSE Russell specifically excludes the following companies and securities from the Russell 3000® Index and the Russell 1000® Index, and consequently, the Russell 1000® Value Index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, depository receipts, installment receipts and trust receipts; (ii) royalty trusts, U.S. limited liability companies, closed-end investment companies, companies that are required to report Acquired Fund Fees and  Expenses (as defined by the SEC), including business development companies, blank check companies, special-purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (companies with less than an absolute 5% of shares available); (v) bulletin board, pink sheets or over-the-counter traded securities, including securities for which prices are displayed on the FINRA ADF; (vi) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders; and (vii) companies with 5% or less of the company’s voting rights in the hands of unrestricted shareholders (existing constituents that do not currently have more than 5% of the company’s voting rights in the hands of unrestricted shareholders have until the September 2022 review to meet this requirement).
Initial List of Eligible Securities
The primary criterion FTSE Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and the Russell 1000® Index and, consequently, the Russell 1000® Value Index, is total market capitalization, which is calculated by multiplying the total outstanding shares for a company by the market price as of the rank day for those securities being considered at annual reconstitution. IPOs may be added between constitutions as noted below. All common stock share classes are combined in determining a company’s total shares outstanding. If multiple share classes have been combined, the number of total shares outstanding will be multiplied by the primary exchange close price and used to determine the company’s total market capitalization. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange or an eligible secondary exchange on the last trading day of May of each year to be eligible for inclusion in the Russell 3000® Index and the Russell 1000® Index, and consequently, the Russell 1000® Value Index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day in May, it will be considered eligible if the average of the daily closing prices from their primary exchange during the 30 days prior to the rank day is equal to or greater than $1.00. If an existing member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.
Multiple Share Classes
If an eligible company trades under multiple share classes or if a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, each share class will be reviewed independently for inclusion. Share classes in addition to the primary vehicle (the pricing vehicle) that have a total market capitalization larger than $30 million, an average daily dollar trading value that exceeds that of the global median, and a float greater than 5% of shares available in the market place are eligible for inclusion.
The pricing vehicle will generally be designated as the share class with the highest two-year trading volume as of the rank day. In the absence of two years’ worth of data, all available data will be used for this calculation. If the difference between trading volumes for each share class is less than 20%, the share class with the most available shares outstanding will be used as the pricing vehicle. At least 100 day trading volume is necessary to consider the class as a pricing vehicle for existing members.  New members will be analyzed on all available data, even if that data is for less than 100 days.
Determining Style
FTSE Russell uses a “non-linear probability” method to determine whether a stock included in the Russell 1000® Index is included in the Russell 1000® Growth Index, the Russell 1000® Value Index, or both. The term “probability” is used to indicate the degree of certainty that a stock belongs in one of those indexes.
FTSE Russell uses three variables to determine whether a stock exhibits growth characteristics, value characteristics, or both. One variable—book-to-price ratio—is used to represent a stock’s value characteristics, while two variables—I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year)—are used to represent a stock’s growth characteristics. Stocks included in the Russell 1000® Index are given a ranking for each variable and these rankings are converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. They are then combined to produce a composite value score (“CVS”). Stocks included in the Russell 1000® Index are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights or “probabilities” to each stock. In general, a stock with a higher CVS is considered a value stock, a stock with a lower CVS is considered a growth stock and a stock with a CVS in the middle range is considered to have both growth and value characteristics.
Description of non-linear probability algorithm
Stock A, in Figure 1, is a security with 20% of its available shares assigned to the Russell 1000® Value Index and the remaining 80% assigned to the Russell 1000® Growth Index. The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the Russell 1000® Value Index and the Russell 1000® Growth Index will always equal its market capitalization in the Russell 1000® Index.

In Figure 1, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in the Russell 1000® Value Index and 50% in the Russell 1000® Growth Index. Stocks below the first quartile are 100% in the Russell 1000® Growth Index. Stocks above the third quartile are 100% in the Russell 1000® Value Index. Stocks falling between the first and third quartile breaks are in both the Russell 1000® Value Index and the Russell 1000® Growth Index to varying degrees depending on how far they are above or below the median and how close they are to the first or third quartile breaks, subject to the 5% rule and the banding rule, as described below.
5% rule
If a stock’s initial weight is more than 95% in either the Russell 1000® Value Index or the Russell 1000® Growth Index, FTSE Russell increases its weight to 100% in that index and removes the stock altogether from the other index. As a result of the 5% rule, roughly 70% of the available market capitalization of the Russell 1000® Index is classified as all-growth or all-value. The remaining 30% of stocks have some portion of their market capitalization allocated to the Russell 1000® Value Index and the Russell 1000® Growth Index, depending on their relative distance from the median value score.
Banding rule
In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level. If (i) a company’s CVS change from the previous year is less than plus or minus 0.10 and (ii) the company remains in the Russell 1000® Index, then the CVS will not be updated during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (value/growth) will remain unchanged in all cases due to the relation of a CVS score to the overall index. In the past, this banding methodology has reduced turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur.
Market capitalization
The market capitalization of the Russell 1000® Value Index may not equal 50% of the Russell 1000® Index because asymmetry in the capitalization distributions within the second and third quartiles may result in a skewed distribution of CVS. When CVS is normally distributed, each of the Russell 1000® Value Index and the Russell 1000® Growth Index will equal 50% of the Russell 1000® Index.
Missing values, negative values, or low coverage
Stocks with missing or negative values for their book-to-price ratio, missing values for I/B/E/S medium-term growth (2 year) (negative I/B/E/S medium-term growth is valid), or missing sales per share historical growth (5 year) (6 years of quarterly numbers are required), are allocated by using the mean value score of (i) the Russell Global Sectors  industry, subsector, or sector group (for the June 2020 rebalance) and (ii) the ICB official sector scheme (for new additions/IPOs starting after the June 2020 rebalance and for the June 2021 rebalance and going forward) into which the company falls in the Russell 1000® Index. Each missing (or in the case of book-to-price ratio, negative) variable is substituted with the mean value score of the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by 2 analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth variable, 100% of the independent security’s value score is used.
Annual Reconstitution
The Russell 1000® Index and the Russell 1000® Value Index are reconstituted annually by FTSE Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution occurring on the final Friday of June each year, unless the final Friday in June is the 29th or 30th, in which case reconstitution will occur on the preceding Friday. A full calendar for reconstitution is made available each spring.
A company’s total shares are multiplied by the primary exchange close price of the pricing vehicle and used to determine the company’s total market capitalization for the purpose of ranking of companies and determination of index membership. If no volume exists on the primary exchange on the rank day, the last trade price from an eligible secondary exchange will be used where volume exists (using the lowest trade price above $1.00 if multiple secondary markets exist). The company’s rank will be determined based on the cumulative market capitalization. As of the June 2016 reconstitution, any share class not qualifying for eligibility independently will not be aggregated with the pricing vehicle within the available shares calculation.
For mergers and spin-offs that are effective between the rank day and the Friday prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action.  For corporate events that occur during the final week of reconstitution (during which reconstitution is finalized Friday after U.S. market close), market capitalizations and memberships will not be reevaluated.  Non-index members that have been considered ineligible as of rank day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.
Index Calculation and Capitalization Adjustments
As a capitalization-weighted index, the Russell 1000® Value Index reflects changes in the capitalization, or market value, of the index stocks relative to the capitalization on a base date. The current Russell 1000® Value Index value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the index is equal to the base value (100) and base date (December 31, 1990). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) –1]*100. To calculate the index value, the market values of the index stocks are added together to arrive at the total market capitalization of the index. The market value of an index stock is equal to the product of (i) the price of such stock times (ii) the number of available shares times (iii) the stock’s value weight or “probability”. The last sale prices will be used for exchange traded and Nasdaq stocks. In the event of a market disruption resulting in any index stock price being unavailable, FTSE Russell will generally use the last reported price for such index stock to calculate the index.
The weight of a stock included in the Russell 1000® Value Index is equal to its weight in the Russell 1000® Index multiplied by its value weight or “probability”. Constituent stocks of the Russell 1000® Index are weighted by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by FTSE Russell. Adjustments to shares are reviewed quarterly (including at reconstitution) and for major corporate actions such as mergers. Total shares and adjustments for available shares are based on information recorded in SEC corporate filings.
The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-up clause or has a stated incentive to retain the shares (for the duration of that clause or incentive, after which free float changes resulting from the expiry of a lock-up or incentive will be implemented at the next quarterly review subject to the lock-up or incentive expiry date occurring on or prior to the share and float change information cut-off date); shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares for publicly announced strategic reasons, or has successfully placed a current member to the board of directors of a company; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted. In addition, while portfolio holdings such as pension funds, insurance funds or investment companies will generally not be considered as restricted from free float, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted (and will remain restricted until the holding falls below 30%).
Corporate Actions Affecting the Index
FTSE Russell adjusts the index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the index and its weight in the index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, FTSE Russell estimates the effective date. FTSE Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, FTSE Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice. If FTSE Russell has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given. FTSE Russell applies the following methodology guidelines when adjusting the index in response to corporate actions and events:
“No Replacement” Rule — Securities that are deleted from the index between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the index over the past year will fluctuate according to corporate activity.
Mergers and Acquisitions
Adjustments due to mergers and acquisitions are applied to the index after the action is determined to be final. In the event that a constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the index in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.
Between constituents: When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash, the target company is deleted from the index at the last traded  price. When mergers and acquisitions take place between companies that are both constituents of a Russell index for stock, the target company is deleted from the index and the shares of the acquiring stock are increased according to the offer terms. When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash or stock or a combination thereof, the target company is deleted from the index and the shares of the acquiring company are simultaneously increased per the merger terms.
Between a constituent and a non-constituent: If the target company is a member of the Russell 1000® Value Index, it is deleted from the index and the acquiring company will be included initially in the index provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings. If the acquiring company is deemed eligible it will be added to the index on the effective date and the opening price will be calculated using the offer terms. When the target company is a FTSE Russell Universe member, the shares of the member acquiring company will be updated to reflect the merger. Any share update will be made giving appropriate notice.
Given sufficient market hours after the confirmation of a merger or acquisition, FTSE Russell effects the action after the close on the last day of trading of the target company, or at an appropriate time once the transaction has been deemed to be final.
Rights Offerings — Rights offered to shareholders are reflected in the index only if the subscription price of the rights is at a discount to the market price of the stock. Provided that FTSE Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date.
Spin-offs — If the spin-off entity meets the eligibility requirements for the Russell 1000® Index, the spin-off entity will be added to the Russell 1000® Value Index on the ex-date of the distribution. The spin-off entity will be retained in the Russell 1000® Value Index until the next annual reconstitution, when it will be evaluated for inclusion. If the spin-off entity does not meet the eligibility requirements for the Russell 1000® Value Index, the spin-off entity will be added to the Russell 1000®
Value Index on the ex-date of the distribution. It will remain in the Russell 1000® Value Index until listing and settlement and then deleted at market price with notice.
Initial Public Offerings — Eligible IPOs are added to the Russell 1000® Index based on total market capitalization ranking within the market-adjusted capitalization breaks established at the most recent annual reconstitution. Any IPO that is added to the Russell 1000® Index will also be added to the Russell 1000® Value Index or the Russell 1000® Growth Index, as applicable, based on its industry’s average style probability established at the latest reconstitution.
An IPO of additional share classes will be considered for eligibility and must meet the same eligibility criteria for all other multiple share classes.  If at the time of the IPO the additional share class does not meet the eligibility criteria for separate index membership, it will not be added to the index and will subsequently be reviewed for index membership during the next annual reconstitution.

Once IPO additions have been announced, an IPO may be added to the index prior to the previously announced schedule, if a corporate action has deemed this to be appropriate and notice can be provided (e.g. an index member automatically receives shares via a stock distribution into a projected IPO add).
Tender Offers — A company acquired as a result of a tender offer is removed when (i) (a) offer acceptances reach 90%; (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment; and (c) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire the remaining shares; (ii) there is reason to believe that the remaining free float is under 5% based on information available at the time; or (iii) following completion of the offer the acquirer has stated intent to finalize the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism.
Where the conditions for index deletion are not met, FTSE Russell may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent or final offer period where (i) the minimum acceptance level as stipulated by the acquiror is met; (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; (iii) all pertinent offer conditions have been reasonably met and (iv) the change to the current float factor is greater than 3%. FTSE Russell uses the published results of the offer to determine the new free float of the target company. If no information is published in conjunction with the results from which FTSE Russell can determine which shareholders have and have not tendered, the free float change will reflect the total shares now owned by the acquiring company. A minimum T+2 notice period of the change is generally provided. Any subsequent disclosure on the updated shareholder structure will be reviewed during the quarterly review cycle. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company. If the target company’s free float change is greater than 3%, the associated change to the acquiring company’s shares will be implemented regardless of size. Additionally, if the change to the target company is less than 3%, then no change will be implemented to the target or the acquiring company at the time of the event, regardless of any change to the acquiring company’s shares. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.
In the event that a tender offer results in an additional listed and active “tendered” line prior to the tendered shares being accepted and exchanged for settlement, FTSE Russell will generally evaluate the following factors to determine whether to switch to the tendered line: (i) the objective of the offer is to fully acquire and delist the target company (and FTSE Russell is not aware of any obstacles designed to prevent this objective; e.g. there are no major shareholders who have publicly disclosed that they will not be tendering); (ii) the offer is deemed to be successful (i.e. the minimum acceptance threshold has been achieved); (iii) more than 50% of the shares subject to the offer have been tendered; (iv) there is an additional tender offer period to provide a window for index users to tender into the tendered shares’ line; and (v) there are outstanding regulatory or other substantive hurdles preventing the transaction completing immediately at the conclusion of the tender offer, with the results not expected to be known for some time. Index implementation will generally occur immediately after the opening of the additional offer period (with the provision of appropriate notice) – with an informative notice published announcing the change, to supplement the information within the applicable tracker files. In the event that the tendered line is halted prior to index implementation, its close price will be updated to reflect the deal terms until implementation. In the event that the prerequisites for deletion are not achieved and the target company is retained within the index at a reduced weight, the tendered line will be removed at deal terms (if no active market) with the ordinary line being re-added at a reduced weight at its last close price.
In exceptional circumstances, any review changes due to be effective for the companies involved in a tender offer may be retracted if FTSE Russell becomes aware of a tender offer which is due to complete on or around the effective date of such index review changes. Such exceptional circumstances may include undue price pressure being placed on the companies involved, or if proceeding with the review changes would compromise the replicability of the index.
Delisted and Suspended Stocks — A stock will be deleted as a constituent if it is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion. If, however, a stock is suspended, FTSE Russell will determine its treatment as follows:
•
if a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted to zero value and the constituent will be removed from the index with notice (typically T+2);

•	in all other cases, a constituent will continue to be included in the index for a period of up to 20 business days at its last traded price;
•
if a constituent continues to be suspended at the end of the 20 business day period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the index for a further period of up to 20 business days or to remove it at zero value. In making this determination,

•
FTSE Russell will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading;

•
if the suspension period reaches 60 business days, the constituent will be removed from the index at zero value at the next index review, subject to the 60th business day of suspension occurring on or before the Friday which falls four weeks prior to the index review implementation date. Where the 60th business day of suspension occurs after such date, the constituent will be reviewed for removal at the subsequent index review

•
in certain limited circumstances where the index weight of the constituent is significant and FTSE Russell determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE Russell will set out its rationale for the proposed treatment of the constituent at the end of the 60 business day period;

•
if, following the end of the 60 business day period, a suspended constituent resumes trading in advance of the index review lock-down period (i.e., the two week period prior to the index review effective date) in March, June, September or December, the deletion notice will be rescinded and the constituent will be retained in the index. However, where the constituent resumes trading during the index review lock-down period, the constituent will continue to be removed from the index as previously announced but in these circumstances the deletion will instead be implemented at market value unless there are barriers that render a market value irreplicable. In this event, the company will continue to be removed at zero; and

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if a constituent has been removed from the index and trading is subsequently restored, the constituent will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility, it will be treated as a new issue.

Bankruptcy and Voluntary Liquidations — Companies that file for a Chapter 7 bankruptcy or have filed a liquidation plan will be removed from the index at the time of the bankruptcy filing (except when shareholder approval is required to finalize the liquidation plan, in which case the company will be removed once shareholder approval has been granted). Companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the index, unless the company is delisted from the primary exchange, in which case normal delisting rules apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade on any market, including OTC, FTSE Russell may remove the stock at a nominal price of $0.0001.
Stock Distributions and distributions in specie — A price adjustment for stock distributions is applied on the ex-date of the distribution. Where FTSE Russell is able to value a distribution in specie prior to the ex-date, a price adjustment is made to the company paying the dividend at the open on the ex-date.  If no valuation of the distribution exists prior to the ex-date, no price adjustment is applied. Where the company whose holders are receiving the distribution is an index member, its shares will be increased according to the terms of the distribution.  If such company is not an index member, the distributed shares will be added to the index until they have been settled and have listed, at which point they will be removed at the last traded price giving appropriate notice.
Special Cash Dividends — If a constituent pays out a special cash dividend, the price of the stock is adjusted to deduct the dividend amount before the open on the ex-date. No adjustment for regular cash dividends is made in the price return calculation of the Russell 1000 Value® Index.
Updates to Shares Outstanding and Free Float — FTSE Russell reviews the index quarterly for updates to shares outstanding and to free floats used in calculating the index. The changes are implemented quarterly in March, June, September and December after the close on the third Friday of such month. The June reconstitution will be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th of the month, in which case reconstitution will occur on the Friday prior).
In March, September and December shares outstanding and free floats are updated to reflect (i) cumulative share changes greater than 1%, (ii) for constituents with a free float less than or equal to 15%, cumulative free float changes greater than 1%, and (iii) for constituents with a free float greater than 15%, cumulative free float changes greater than 3%. Updates to shares outstanding and free floats will be implemented each June regardless of size (i.e., the percentage change thresholds above will not be applied). FTSE Russell implements the June updates using data sourced primarily from the companies’ publicly available information filed with the Securities and Exchange Commission.
Outside of the quarterly update cycle, outstanding shares and free float will be updated with at least two days’ notice if prompted by primary or secondary offerings if (i) there is a USD $1 billion investable market capitalization change related to a primary/secondary offering measured by multiplying the change to index shares by the subscription price or (ii) there is a resultant 5% change in index shares related to a primary or secondary offering and a USD $250 million investable market capitalization change measured by multiplying the change to index shares by the subscription price. The pricing date will serve as the trigger for implementation; i.e. once FTSE Russell is aware that an offering has priced, the update will be implemented with two days’ notice from market close (contingent on the thresholds described above being triggered). If discovery of the pricing date occurs more than two days after the pricing date, the update will be deferred until the next quarterly review.
If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, the additional share class will be evaluated for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets the minimum size requirement (the market capitalization of the smallest member of the Russell 3000E Index from the previous rebalance as adjusted for performance to date). If the additional share class is not eligible at the time of distribution, it will not be added to the index.

License Agreement
FTSE Russell has entered into a non-exclusive license agreement with us, granting us, and certain of our affiliates, in exchange for a fee, permission to use the reference asset in connection with the offer and sale of the notes. We are not affiliated with FTSE Russell; the only relationship between FTSE Russell and us is the licensing of the use of the Russell 1000® Value Index (a trademark of FTSE Russell) and trademarks relating to the reference asset. We do not accept any responsibility for the calculation, maintenance or publication of the reference asset or any successor index.
The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the reference asset to track general stock market performance or a segment of the same.
FTSE Russell’s publication of the reference asset in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the reference asset is based. FTSE Russell’s only relationship to us is the licensing of certain trademarks and trade names of FTSE Russell and of the reference asset which is determined, composed and calculated by FTSE Russell without regard to us or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the reference asset. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.
FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 1000® VALUE INDEX OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Information

We obtained the information regarding the historical performance of the reference asset in the graph below from Bloomberg. The graph below illustrates the performance of the reference asset from January 1, 2010 through December 4, 2020. The closing level of the reference asset on December 4, 2020 was 1,341.16.
We have not undertaken an independent review or due diligence of the information. The historical performance of the reference asset should not be taken as an indication of its future performance, and no assurance can be given as to the final level of the reference asset. We cannot give you assurance that the performance of the reference asset will result in any positive return on your initial investment. Although the official closing levels of the reference asset are published to six decimal places by the sponsor, Bloomberg reports the levels of the reference asset to fewer decimal places. Past performance of the reference asset is not indicative of the future performance of the reference asset.

Historical Performance of the Russell 1000® Value Index

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, will purchase the notes at the principal amount and, as part of the distribution of the notes, will sell the notes to certain unaffiliated securities dealers at the original issue price specified on the cover hereof less a concession not in excess of 1.09% of the principal amount. In addition, SCUSA and our other affiliates or agents may use the accompanying product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product prospectus supplement.
The price at which you purchase the notes includes costs that the Bank, SCUSA or our other affiliates expect to incur and profits that the Bank, SCUSA and our other affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. We or one of our affiliates will also pay a fee to SIMON Markets LLC, a broker-dealer affiliated with GS&Co., who is acting as a dealer in connection with the distribution of the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you may experience an immediate and substantial decline in the market value of your notes on the original issue date.
Conflicts of interest
SCUSA is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA and our other affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA and our other affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA and our other affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA and our other affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” on page PS-27 of the accompanying product prospectus supplement.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the reference asset. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any reference asset constituent stock would be treated as a "United States real property holding corporation" ("USRPHC") within the meaning of Section 897 of the Code.  We also have not attempted to determine whether the notes should be treated as "United States real property interests" ("USRPI") as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the notes are not “delta-one” with respect to the reference asset or any reference asset constituent stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the reference asset, any reference asset constituent stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the reference asset, any reference asset constituent stocks or the notes. If you enter, or have entered, into other transactions in respect of the reference asset, any reference asset constituent stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a non-U.S. entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).